Exhibit 10.1

NON-COMPETE AND ANTI-SOLICITATION AGREEMENT,
WAIVER AND GENERAL RELEASE OF CLAIMS

This agreement not to compete or solicit, and waiver and general release of claims (hereinafter “Agreement”) is made by and between John H. Gotta and the Lincoln National Corporation (“LNC”), a corporation having its principal place of business in Indiana, on behalf of itself and its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (hereinafter collectively referred to as “LFG”). Once both parties have executed this Agreement, it shall become effective eight (8) days after the date of execution (the “Effective Date”).

RECITALS

(1) Mr. Gotta was hired by The Lincoln National Life Insurance Company (“LNL”) on January 1, 1998 (with past service at CIGNA to be credited for certain purposes pursuant to a separate agreement with LFG, such agreement not to be affected or replaced by this Agreement), and is currently the President of The Lincoln National Life Insurance Company ;

(2) Mr. Gotta intends to retire from his employment with LFG on July 31, 2006 (“Termination Date”), with a work completion date of the earlier of (a) March 31, 2006, or (b) the date on which LFG informs Mr. Gotta that his services are no longer required (“Work Completion Date”);

(3) As a result of Mr. Gotta’s various positions with The Lincoln National Life Insurance Company and its affiliates, and his service on LFG's Senior Management Committee, Mr. Gotta has been instrumental in developing the strategic direction of LFG's annuity business and has been integral to the success of LFG's overall strategy. LFG wishes to acknowledge the significance of Mr. Gotta’s contributions to the integration of multiple life insurance operations during his initial tenure at LFG, and the success of those integration efforts. LFG also wishes to reward Mr. Gotta for the substantial increase in profits and sales gain from life insurance products beginning after 2002, as further acknowledgement of his achievements in this area. As a final item on this non-exhaustive list of Mr. Gotta’s contributions to LFG, LFG wishes to acknowledge and reward the role that Mr. Gotta has played in developing LFG’s product expertise and clientele in the high-net worth individual marketplace.

(4) Mr. Gotta acknowledges that during the course of his employment with LFG, he has developed, obtained or learned specific confidential information and trade secrets which are the property of LFG. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, strategies, plans or any information of whatever nature, in the possession or control of LFG which has not or have not been published or disclosed to the general public or which gives LFG an opportunity to obtain an advantage over competitors who do not know or use it.

In consideration of the mutual promises and covenants made in this Agreement, the undersigned parties agree as follows:

(5) Subject to Paragraph (25) below, Mr. Gotta warrants and represents that he will remain an employee of LFG until his Termination Date of July 31, 2006, with a Work Completion Date of March 31, 2006. Notwithstanding the foregoing, Mr. Gotta shall not be found to be in breach of this warranty and representation if he is involuntarily terminated from employment by LFG on an earlier date, unless the reason for such involuntary termination is for "Cause," as defined below. From the Effective Date of this Agreement through Mr. Gotta’s Work Completion Date, Mr. Gotta’s duties and responsibilities with LFG and its affiliates will remain consistent with the status and position of President of The Lincoln Life Insurance Company. Through his Work Completion Date, Mr. Gotta’s duties and responsibilities shall continue to be substantially performed out of the Hartford office of LFG, without requiring him to travel more than was usual in the ordinary course of his business prior to the Effective Date of this Agreement. From his Work Completion Date through his Termination Date, Mr. Gotta agrees to make himself available to consult with LFG personnel regarding operational and transitional issues upon request. Mr. Gotta will perform services for LFG in a manner as mutually agreed upon by both parties.

For purposes of this Agreement, Cause shall mean: (i) the conviction of a felony, or other fraudulent or willful misconduct materially and demonstrably injurious to the business or reputation of LFG by Mr. Gotta; or (ii) the willful and continued failure of Mr. Gotta to substantially perform his duties for LFG (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Gotta by the Board or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that Mr. Gotta has not substantially performed his duties. No act or omission to act, on the part of Mr. Gotta, shall be considered “willful” unless such act or omission is the result of Mr. Gotta’s bad faith or acting without reasonable belief that his action or omission was in the best interests of LFG. Any act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or other Senior Management Committee member at LFG, or based upon the advice of counsel for LFG shall be presumed to have been taken by Mr. Gotta in good faith and in the best interests of LFG.

(6) Provided that Mr. Gotta remains employed by LFG until his Termination Date, except as provided in Paragraph (6)(v) below), LFG will pay to Mr. Gotta as soon as practicable under applicable law after his Termination Date, but not earlier than eight (8) days after Mr. Gotta shall have signed this Agreement without having revoked his acceptance of this Agreement, the following consideration:

(i) a lump sum cash payment equal to $1,400,000, less applicable withholding taxes and deductions. In addition to securing Mr. Gotta’s promise not to compete or solicit, and his waiver and release of claims and covenant not to sue, as provided below, the purpose of this lump sum cash payment is partially to serve as a bonus to reward Mr. Gotta for his years of service to LNL and to acknowledge the significance of his overall contribution to LFG’s success during that period, and to reflect that his retirement benefit would otherwise be below prevailing market rates; and

(ii) his full 2004-2006 LTIP Performance Cycle Award at target; a pro-rated amount of his 2005-2007 LTIP Performance Cycle Award at target. In addition, as the target amount for Mr. Gotta’s 2006-2008 LTIP Performance Cycle Award has not yet been set by the Board of Directors of LNC, Mr. Gotta will be paid an additional amount calculated as 8/36 X $2,100,000, or $466,667--this represents Mr. Gotta’s 2006-2008 LTIP Performance Cycle Award, as if the target for such Award was equal to the target set for the 2005-2007 LTIP Cycle Award, pro-rated for 8 months of employment out of a total 36 month (3 year) cycle.. Each LTIP Award shall be paid in the form that Mr. Gotta previously elected, and otherwise pursuant to the relevant terms and provisions of the Lincoln National Corporation Incentive Compensation Plan, the LTIP Award Agreements, and framework documents; and

(iii) an additional amount calculated as 8/12 X $900,000, or $600,000—this represents Mr. Gotta’s 2006 EVSP (annual incentive bonus), as if the target for his 2006 EVSP was equal to the target set for his 2005 EVSP, pro-rated for 8 months of employment out of a total 12 month (one year) cycle.

(iv) In addition to the consideration set forth in Paragraphs 6(i), (ii) and (iii) above, LFG warrants and represents that Mr. Gotta’s base salary shall not be decreased below the level set for 2005 ($600,000 annually) for the remainder of his term of employment with LFG.

(v) LFG shall not refuse to pay the consideration described in Paragraphs 6(i), 6(ii), and 6(iii) above in cases where Mr. Gotta is not employed on his Termination Date because he has been involuntarily terminated by LFG for reasons other than for Cause.

It is the intent of the parties to this Agreement that in the case where Mr. Gotta is terminated for Cause, as defined in Paragraph 5 above, or in the case where Mr. Gotta is in material breach of Paragraphs 5, 7, 8 or 9 of this Agreement, that the consideration described in Paragraphs 6(i), 6(ii) and 6(iii) above shall not be paid to Mr. Gotta.

It is the intent of the parties that the consideration payable to Mr. Gotta under this Agreement be paid as soon as practicable after his Termination Date, and in no event later than March 15, 2007. The consideration payable to Mr. Gotta is therefore not “deferred compensation” as that term is defined by the relevant provisions of Section

409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(7) Mr. Gotta hereby covenants and agrees to use his best efforts and utmost diligence to guard and protect such confidential information and trade secrets as described in Paragraph (4) above, and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets.

(8) Mr. Gotta agrees that, for a period of twelve (12) months following his Termination Date, Mr. Gotta will not act as a director, officer, employee, agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation whose principal activity is competitive with LFG’s annuities businesses. Mr. Gotta specifically acknowledges that the geographic region to which this restriction applies is national in scope since that is the region in which Mr. Gotta performed services for LFG during the past five (5) years. This restriction does not prohibit Mr. Gotta from buying, selling, or otherwise trading in the securities of any corporation which is listed on any recognized securities exchange, and he may engage in any other business activities not competitive with the LFG Annuities businesses. LFG will not object to Mr. Gotta’s service on the boards of other companies as a director so long as there is no conflict with the terms of this Paragraph.

(9) Mr. Gotta agrees that, for a period of twelve (12) months following his Termination Date, Mr. Gotta will not directly or indirectly hire, manage, solicit or recruit financial planners, agents, salespeople, financial advisors, or employees of LFG with whom Mr. Gotta became familiar as a result of his employment with LFG, who is involved in selling or distributing, or providing services with respect to the sale or distribution of LFG’s annuity products.

(10) Mr. Gotta may request a waiver of any of the obligations he has agreed to in Paragraphs (8) and (9) of this Agreement by written request made to the Chief Executive Officer of LFG for each potential engagement contemplated by Mr. Gotta. The request for a waiver may be granted or not granted, in the sole and unfettered discretion of the Chief Executive Officer.

(11) Mr. Gotta, for, and in consideration of receiving the consideration described in Paragraph (6) above, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, LFG from all charges, complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, accounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity ("Claim" or "Claims"), which against them Mr. Gotta at any time heretofore ever had, owned, or held or claimed to have had, owned, or held, or which Mr. Gotta now has, owns, or holds, or claims to have, own, or hold, or which Mr. Gotta can, shall or may have, or which Mr. Gotta's heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Mr. Gotta’s employment and/or the termination of his employment with LFG. This Release of all Claims by Mr. Gotta shall not apply, however, to any of LFG’s obligations arising under this Agreement, or to LFG’s continuing obligation to indemnify Mr. Gotta pursuant to the terms and conditions of the corporate By-Laws, or to claims for benefits owed to Mr. Gotta pursuant to the terms and provisions of any of LFG’s qualified or non-qualified retirement plans, annual or long term incentive programs, health and welfare plans or arrangements, including but not limited to rights to elect continuation of certain health insurance coverage under COBRA, or to any claims arising after Mr. Gotta signs this Agreement.

(12) Paragraph (11) above includes, but is not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract, or other laws of any state, (including, but by no means limited to, claims for unemployment compensation and claims arising out of or alleging breach of contract, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud (actual or constructive), defamation (libel or slander), under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., as amended by the Older Worker's Benefit Protection Act ("OWBPA"), under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., under 42 U.S.C. §1981, under the Fair Labor Standards Act, 29 U.S.C. §201, et seq., under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, and any State thereof.

(13) Mr. Gotta knowingly, voluntarily, and specifically waives any rights or claims arising under 29 U.S.C. 621 et seq., as amended by the OWBPA and, more specifically, any right or claim under 29 U.S.C. 626. Mr. Gotta specifically states and acknowledges that:

A.	This waiver is part of an Agreement written in a manner calculated to be understood by him.

B.	He does not waive rights or claims that may arise after the date that this Agreement is executed.

C.	He is receiving consideration under this Agreement that is in addition to anything of value that he would otherwise have been entitled to without executing this Agreement.

D.	He has been and is hereby advised, in writing, to consult with an attorney prior to executing this Agreement.

E.	He further acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement.

F.	This Agreement has been individually negotiated with Mr. Gotta and it is not part of a group exit incentive.

(14) Mr. Gotta warrants and represents that in executing this document he does so with full knowledge of any and all rights which he may have with respect to all matters released. Mr. Gotta represents and acknowledges that he is not relying and has not relied on any representation or statement made by LFG, with respect to any of the matters released or with regard to his rights or asserted rights in connection therewith. Mr. Gotta hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating thereto.

(15) Mr. Gotta represents and agrees that he shall not communicate the terms of this Agreement and that he will not hereafter disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity for any purpose whatsoever without prior written permission from LFG, except to the extent necessary to Mr. Gotta' spouse, attorney, tax preparer, accountant, or other financial advisor, or as required by law, subpoena or court order, or except to the extent the information is publicly available.

(16) Mr. Gotta acknowledges that the consideration described in Paragraph (6) above of this Agreement is intended to be paid to him in consideration for his covenants and agreements contained in Paragraphs 5, 7, 8, 9, 11, 12, 13 and 15 of this Agreement. Mr. Gotta acknowledges, understands and agrees that all amounts that have not been paid will be immediately forfeited if he breaches any provision specified in Paragraphs 5, 7, 8, 9, 11, 12, 13 and 15 during the term specified in each Paragraph, in any. Mr. Gotta acknowledges that the restrictions contained in such Paragraphs are reasonable and necessary to protect the legitimate interests of LFG; and that, therefore, LFG shall be entitled to seek preliminary and permanent injunctive and other equitable relief (including, without limitation, an equitable accounting of all earnings, profits and other benefits arising from such violation) in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which LFG may be entitled. Mr. Gotta hereby irrevocably consents to the personal jurisdiction over him of the courts of the State of Connecticut and of any Federal court located in such state in connection with any action or proceeding arising out of or relating to this Agreement involved in such action or proceeding and further agrees, and shall not contest, that the proper places for filing and maintaining any such action or proceeding shall be in the State of Connecticut.

(17) In addition to Mr. Gotta’s acknowledgement and consent to personal jurisdiction as described in Paragraph (16) above, upon any breach of this Agreement by Mr. Gotta, Mr. Gotta agrees that LFG may either refuse to pay all or some portion of the consideration due to Mr. Gotta under the Agreement, or, if full payment has already been made by LFG, LFG shall be entitled to liquidated damages in the amount of

$100,000. Mr. Gotta also acknowledges that LFG may seek an injunction restraining violations or threatened violations of this Agreement; as well as an award of any attorney’s fees which LFG may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including any appeal. Both Mr. Gotta and LFG acknowledge that in the event of a breach, proof of actual damages will be difficult and $100,000 represents a reasonable estimate of the damages that may be incurred.

(18) Mr. Gotta represents that he has not filed any complaints or claims relating to his employment or the termination of his employment against LFG with any local, state or federal court. Mr. Gotta understands that nothing in this Agreement shall prevent him from filing a complaint or charge with any state, local, or federal agency or commission, but Mr. Gotta understands and acknowledges that by signing this Agreement he waives the right to recover any monetary compensation in any action brought by or through any such federal, state, or local agency or commission. Mr. Gotta acknowledges that if any court takes jurisdiction of any complaint or claim by Mr. Gotta against LFG which arose prior to the execution of this Agreement, he will immediately request such court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to LFG to enter into this Agreement, Mr. Gotta covenants and agrees not to sue, or join with others in suing, LFG on any of the released Claims.

(19) Mr. Gotta agrees to return all LFG property and all documents related to LFG upon termination of employment. Such property includes client information, pricing lists and information, marketing strategies, and any other LFG property, including but not limited to issued keys, equipment, client lists, files, documents, computer printouts or software, electronic communications and/or files, unpublished advertisements, brochures, plans, records, drawings, materials, papers and copies thereof. It is specifically agreed that any documents, card files, notebooks, rolodex’s, computer discs or other electronic files, etc. containing customer information, financial information or marketing strategies and tools are the property of LFG regardless of by whom they were compiled.

(20) Mr. Gotta warrants and represents that no other person or entity has any interest in the matters released and that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.

MISCELLANEOUS PROVISIONS

(21) It is provided that for a period of eight (8) days following the execution by Mr. Gotta of this Agreement, Mr. Gotta may revoke said Agreement by notice to LFG. Further, this Agreement shall not become effective or enforceable until such revocation period has expired.

(22) This Agreement may not be introduced into evidence or relied on by either party in subsequent legal proceedings, with the exception of proceedings alleging or arising out of, and seeking redress for breach of the terms hereof.

(23) This Agreement shall be binding upon Mr. Gotta and upon his heirs, executors, administrators, personal representatives, successors and assigns, and shall inure to the benefit of LFG, and to their respective heirs, administrators, representatives, executors, successors and assigns, as the case may be.

(24) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(25) In the event of the death of Mr. Gotta prior to July 31, 2006, or in the event of a disability that prevents Mr. Gotta from working until July 31, 2006, Mr. Gotta shall for purposes of this Agreement be deemed to have terminated employment on July 31, 2006, and the payments due pursuant to this Agreement shall be paid to his spouse, if living, otherwise to his estate, unless the terms of any of the applicable LFG employee benefit plans or any outstanding beneficiary elections made by Mr. Gotta under any of the applicable LFG employee benefit plans provide otherwise.

(26) During his Employment with LFG, Mr. Gotta was entitled to indemnification, including reimbursement of legal expenses, by LFG to the extent permitted by its bylaws and in accordance with the terms and provisions of its Directors and Officers insurance policy, and Errors and Omissions insurance policy (“Policies”). It is understood and agreed that Mr. Gotta will continue to be entitled to indemnification and liability coverage for any actions, or omissions to act, while employed by LFG, in accord with LNC’s bylaws and Policies after his Termination Date.

(27) It is the intent of the parties that this Agreement, and the January 12, 2006 cover letter to Mr. Gotta enclosing this Agreement (the “Side Letter”), set forth the entire agreement between the parties hereto, and fully supersedes any and all prior negotiations, agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement and Side Letter may not be modified or amended except by a written agreement signed by the parties hereto.

(28) It is the intent of the parties that this Agreement shall be considered severable in part and in whole, and that if any covenant shall be determined to be unenforceable in any part, that portion of the Agreement shall be severed or modified by a court of competent jurisdiction so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein shall be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense shall not affect the enforceability of this Agreement or the remedies thereunder.

(29) Mr. Gotta certifies that he received a copy of this Agreement for review and study before being asked to sign it; that he read this Agreement carefully; that he had sufficient opportunity before the Agreement was signed to ask questions about the provisions of the Agreement and received satisfactory answers; and that he fully understands his rights and obligations under the Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT, WAIVER
AND GENERAL RELEASE INCLUDES A GENERAL
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

AFFIRMATION OF RELEASOR

I warrant that this Agreement reflects the entire understanding between LFG and me. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against LFG, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.

Dated: January 12, 2006	/s/ John H. Gotta
John H. Gotta

Witness: /s/ Marie L. Johnson

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of LNC.

/s/ Jon A. Boscia
Authorized to execute this Agreement
on behalf of:

LINCOLN NATIONAL CORPORATION

Sworn to and subscribed
before me this 19th day
of January, 2006

                /s/
Notary Public
My commission expires: